Exhibit 99.1

United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contact: Courtney Boone
412.433.6791
Sarah Cassella
412.433.6777

FOR IMMEDIATE RELEASE

U. S. STEEL ANNOUNCES MANAGEMENT CHANGES AT EUROPEAN AND NORTH AMERICAN OPERATIONS

PITTSBURGH, April 15, 2015 – United States Steel Corporation (NYSE: X) today announced two management changes at its European and North American operating facilities. Scott Buckiso has been named vice president – European Solutions and president – U. S. Steel Košice, succeeding George Babcoke, who has elected to retire following 39 years of service with the company. Amy Smith-Yoder will succeed Buckiso as general manager – Mon Valley Works. The changes are effective May 31.
“For nearly four decades, George has been a dedicated U. S. Steel employee, from his first position as a laborer to his current role as the leader of our European operations,” said U. S. Steel President and Chief Executive Officer Mario Longhi. “We wish him the best in retirement and thank him for his many years of dedicated service.”
In his new role, Buckiso will assume executive responsibility for the company’s operations in the Slovak Republic. He joined U. S. Steel in 1990 as a management associate at Mon Valley Works’ Irvin Plant. From 1990 to 2004 Buckiso advanced through a series of increasingly responsible positions in finishing operations at the Irvin Plant, as well as in casting at Mon Valley Works' Edgar Thomson Plant and finishing operations at Great Lakes Works.  In 2004 he became division manager of rolling at Great Lakes Works, adding oversight of the plant's finishing operations to his area of responsibility shortly thereafter. In 2006 he advanced to general manager of finishing at the former U. S. Steel Serbia, beginning his international operations management experience. Buckiso returned to North America in 2007 when he was named plant manager of U. S. Steel Canada's Lake Erie Works. He later became plant manager – finishing at Gary Works in January 2009 and was named to his current post in July 2011.
Buckiso is a native of Pittsburgh, Pa., and a 1990 graduate of the University of Maryland where he earned a bachelor’s degree in communication and speech.
As general manager – Mon Valley Works, Smith-Yoder will be responsible for overseeing operations at the four facilities that comprise the company's Mon Valley Works: Clairton Plant (coking and coal chemical operation) in Clairton, Pa.; Edgar Thomson Plant (steelmaking operations) in Braddock, Pa.; Irvin Plant (finishing) in West Mifflin, Pa.; and Fairless Plant (galvanizing) near Philadelphia. She joined U. S. Steel in 2001 as a senior quality assurance engineer at Straightline, U. S. Steel’s former steel distribution subsidiary. In 2004 Smith-Yoder accepted an assignment as a project manager at U. S. Steel's Midwest Plant in Portage, Ind., and in 2006 she moved to the company's Gary Works to serve as a continuous improvement manager.
In late 2006 Smith-Yoder advanced to manager – process technology for U. S. Steel’s three northwest Indiana facilities (Gary Works, Midwest Plant and East Chicago Tin in East Chicago, Ind.). In 2007 Smith-Yoder became division manager of sheet products for Gary Works with responsibility for select rolling processes, all coating capabilities and warehouse management at the plant. She was named plant manager – Mon Valley Works’ Irvin & Fairless Plants in 2010 and to her current post as plant manager – Edgar Thomson Plant in June 2014.
A native of New Kensington, Pa., Smith-Yoder earned her bachelor’s degree in management engineering from Grove City College in Grove City, Pa., in 1986. She completed her master’s degree in business administration at Purdue University North Central in Westville, Ind., in 1999.

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For more information about U. S. Steel, visit www.ussteel.com.